                                                                 EXHIBIT (e)(10)

EXECUTIVE COMPENSATION

     The following table sets out details of compensation paid, during the three years ended December 31, 2001, to the President and Chief Executive Officer of the Corporation and the four other most highly compensated executive officers (the "named executive officers").


                           SUMMARY COMPENSATION TABLE


                                          ANNUAL COMPENSATION                                 LONG TERM COMPENSATION
                                         ---------------------                               ------------------------
                                                                                                  RESTRICTED
                                                                                    SECURITIES      SHARES
                                                                       OTHER          UNDER           OR
                                                                       ANNUAL        OPTIONS/     RESTRICTED            ALL OTHER
     NAME AND                                                          COMPEN-         SARs         SHARE       LTP      COMPEN-
PRINCIPAL POSITION                   YEAR      SALARY       BONUS      SATION (1)    GRANTED        UNITS     PAYOUTS    SATION
                                                 $            $           $             #             $          $          $
        (a)                           (b)       (c)          (d)         (e)           (f)           (g)        (h)        (i)
----------------                    -----     --------     --------    -------      --------       --------   -------    -------

DOUGLAS E. SPEERS                   2001      $440,000     $176,000       $0         35,000          --         --          $0
President and                       2000      $440,000     $      0       $0         35,000          --         --          $0
Chief Executive Officer             1999      $440,000     $      0       $0         35,000          --         --          $0

RICHARD J. FANTHAM                  2001      $210,000     $ 85,000       $0         17,000          --         --          $0
President, Emco Wholesale           2000      $210,000     $      0       $0         17,000          --         --          $0
Distribution                        1999      $187,577     $      0       $0         17,000          --         --          $0

GORDON E. CURRIE                    2001      $200,000     $ 80,000       $0         17,000          --         --          $0
Vice President, Treasurer           2000      $196,067     $      0       $0         17,000          --         --          $0
and Chief Financial Officer         1999      $169,750     $      0       $0         15,000          --         --          $0

WALTER D. LEGROW                    2001      $196,000     $ 80,000       $0         17,000          --         --          $0
Vice President,                     2000      $194,385     $      0       $0         17,000          --         --          $0
Human Resources                     1999      $190,000     $      0       $0         17,000          --         --          $0

SUSAN M. RABKIN (2)                 2001      $187,000     $ 75,000       $0         15,000          --         --          $0
Vice President, General             2000      $185,654     $      0       $0         13,000          --         --          $0
Counsel and Secretary               1999      $180,115     $      0       $0         12,000          --         --          $0


------------------
(1) None of the Named Executive Officers received perquisites and benefits greater than the lesser of $50,000 and 10% of salary and bonus.
(2)  Susan M. Rabkin resigned from the Corporation effective February 10, 2002.

OPTIONS AND SARs

          OPTION/SAR GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

                                                                                        MARKET VALUE
                                                % OF TOTAL                             OF SECURITIES
                              SECURITIES        OPTIONS/SARs                             UNDERLYING
                                UNDER            GRANTED TO                              OPTIONS/
                               OPTIONS/          EMPLOYEES           EXERCISE           SARs ON THE
                                SARs            IN FINANCIAL            OR                DATE OF
                               GRANTED             YEAR             BASE PRICE             GRANT                EXPIRATION
NAME                             (#)                               ($/SECURITY)         ($/SECURITY)               DATE
(a)                              (b)                (c)                (d)                  (e)                    (f)
-----------------             ----------        ------------       ------------        -------------           -------------
Douglas E. Speers               35,000              12.5%              $5.10                $5.10              Feb. 22, 2011

Richard J. Fantham              17,000               6.1%              $5.10                $5.10              Feb. 22, 2011

Gordon E.Currie                 17,000               6.1%              $5.10                $5.10              Feb. 22, 2011

Walter D. LeGrow                17,000               6.1%              $5.10                $5.10              Feb. 22, 2011

Susan M. Rabkin                 15,000               5.4%              $5.10                $5.10              Feb. 22, 2011



          AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED
               FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION/SAR VALUES




                                                                                                                VALUE OF
                                                                                                            UNEXERCISED IN-
                                                                               UNEXERCISED                     THE-MONEY
                                   SECURITIES                                OPTIONS/SARs AT                OPTIONS/SARs AT
                                    ACQUIRED        AGGREGATE VALUE               FY-END                         FY-END
                                  ON EXERCISE          REALIZED                    (#)                            ($)
Name                                  (#)                ($)             -------------------------      -------------------------
(a)                                   (b)                (c)             EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
-----------------                 -----------       ---------------      --------         -------       --------      --------
Douglas E. Speers                     --                 --               199,220         114,000        $40,600       $64,400

Richard J. Fantham                    --                 --                49,200          49,800        $36,320       $31,280

Gordon E.Currie                       --                 --                44,260          48,600        $16,720       $31,280

Walter D. LeGrow                      --                 --               110,800          55,800        $18,540       $31,280

Susan M. Rabkin                       --                 --                20,400          39,600         $7,680       $26,320

1991 LONG-TERM INCENTIVE PROGRAM

     The Corporations's 1991 Long-Term Incentive Program (the "1991 LTI") is comprised of a stock option plan and a stock appreciation rights plan and is designed to provide incentives to key employees of the Corporation and its affiliates. The 1991 LTI provides that options may be granted to employees designated by the Corporation to purchase common shares of the Corporation at a price per share equal to the market price of the shares of the Corporation on the trading day preceding the date of grant.

     The number of shares issuable pursuant to the exercise of options under the 1991 LTI is limited to 2.2 million in the aggregate. The number of shares which may be reserved for issuance to any one person under the 1991 LTI, and all other option plans combined, is limited to 5% of the issued and outstanding shares of the Corporation.

     The 1991 LTI also provides that stock appreciation rights may be granted to designated employees whereby such employees will be entitled to a cash payment based on the number of rights allocated to them and the increase, if any, in the market price of the common shares of the Corporation from the date of allocation to the date of exercise.

     The expiry date of options and rights granted pursuant to the 1991 LTI is set at the time of the grant and may be any date between the second and tenth anniversaries of the grant. Subject to earlier expiration as a result of termination of employment, early retirement or death, the options issued to date expire on the tenth anniversary of the date of the grant. The percentage of each option or the number of rights exercisable in any one year is also determined by the Corporation at the time of the grant. In the event that such options or rights are not exercised in any one year, they are exercisable cumulatively throughout the period. Rights and options are non-transferable by participants.

SHARE OWNERSHIP GUIDELINES

          The board of directors has established share ownership guidelines for the Chief Executive Officer and certain senior management employees to enhance alignment of executive and shareholder interests, to provide an incentive to achieve corporate financial targets and to communicate management commitment and confidence to the external financial community. These guidelines provide for shareholdings which are a multiple of the employee's salary.

PENSION PLANS

     The standard retirement plan for executives is a defined benefit program (the "Plan"), which provides an annual pension, payable from age 65, equal to 2% of final average earnings for each year of executive service and is funded under a registered pension plan up to the maximum permitted by the Income Tax Act. Final average earnings are based on the 36 consecutive months of highest earnings in the 120 months prior to retirement. Earnings for this purpose include salary and bonus. The normal form of pensions is a 60% Joint and Survivor benefit. Amounts payable under the Plan are not subject to any offsets. The Corporation pays the full cost of the Plan. Named executive officers are eligible to participate under the Plan, other than Mr. Speers, who participates in the plan described below.

     The following table represents the estimated annual pension payable to a member with a spouse, following retirement at age 65. A discount is applicable on retirement prior to age 62.

                                    Years of Service
                 ------------------------------------------------------------
Remuneration        15           20           25           30           35
-----------------------------------------------------------------------------
 $175,000        $ 52,500     $ 70,000     $ 87,500     $105,000     $122,500
-----------------------------------------------------------------------------
  200,000          60,000       80,000      100,000      120,000      140,000
-----------------------------------------------------------------------------
  225,000          67,500       90,000      112,500      135,000      157,500
-----------------------------------------------------------------------------
  250,000          75,000      100,000      125,000      150,000      175,000
-----------------------------------------------------------------------------
  300,000          90,000      120,000      150,000      180,000      210,000
-----------------------------------------------------------------------------
  350,000         105,000      140,000      175,000      210,000      245,000
-----------------------------------------------------------------------------
  400,000         120,000      160,000      200,000      240,002      280,000
-----------------------------------------------------------------------------
  450,000         135,000      180,000      225,000      270,000      315,000
-----------------------------------------------------------------------------
  500,000         150,000      200,000      250,000      300,000      350,000
-----------------------------------------------------------------------------

     As at December 31, 2001, Mr. Fantham's credited services was 2.3 years, Mr. Currie's credited service was 2.3 years, Mr. LeGrow's credited service was 13.2 years and Ms. Rabkin's credited services was 4.7 years.


D.E. SPEERS

     As part of the purchase of the Building Products business from Imperial Oil Limited ("IOL"), the Corporation agreed to maintain a pension plan equivalent to the IOL pension plan for the employees who had been covered by that plan. The only named executive officer in the plan is Douglas E. Speers.

     The annual pension, before offsets, is 1.6% of the best 36 months credited earnings times credited service and is funded under a registered pension plan up to the maximum permitted by the Income Tax Act. The pension is offset, from age 65, by Canada/Quebec Pension Plan benefits in proportion to service and, from retirement, by any pension payable under the IOL pension plan. As at December 31, 2001, the estimated IOL offset pension for Mr. Speers is $45,000.

     The following table represents the estimated annual pension payable to a member, following retirement at age 60, before any reduction due to offsets. An adjustment of less than the full actuarial value is applied in the case of retirement between ages 55 and 60, unless the employee has 30 years or more of credited service. These pension values are based on the 50% surviving spouse benefit contained in the plan.

                                      Years of Service
                 ------------------------------------------------------------
Remuneration        15           20           25           30           35
-----------------------------------------------------------------------------
 $400,000        $ 96,000     $128,000     $160,000     $192,000     $224,000
-----------------------------------------------------------------------------
  450,000         108,000      144,000      180,000      216,000      252,000
-----------------------------------------------------------------------------
  500,000         120,000      160,000      200,000      240,000      280,000
-----------------------------------------------------------------------------
  550,000         132,000      176,000      220,000      264,000      308,000
-----------------------------------------------------------------------------
  600,000         144,000      192,000      240,000      288,000      336,000
-----------------------------------------------------------------------------
  650,000         156,000      208,000      260,000      312,000      364,000
-----------------------------------------------------------------------------
  700,000         168,000      224,000      280,000      336,000      392,000
-----------------------------------------------------------------------------
  750,000         180,000      240,000      300,000      360,000      420,000
-----------------------------------------------------------------------------
  800,000         192,000      256,000      320,000      384,000      448,000
-----------------------------------------------------------------------------

Mr. Speers' credited service as of December 31, 2001 was 30.7 years.

AGREEMENTS WITH CERTAIN NAMED EXECUTIVE OFFICERS

The Corporation is party to agreements with certain of the named executive officers, pursuant to which certain named executive officers are entitled to compensation for the termination of his/her employment with the Corporation for any reason (including a fundamental adverse change in the terms of the executive's employment), other than voluntary resignation, cause, retirement, death or disability, at any time within eighteen months following a change in control of the Corporation. The principal component of the compensation payable is an amount equal to three years' total compensation for Mr. Spears and two years' total compensation for the other certain named executive officers.


REPORT ON EXECUTIVE COMPENSATION

   The Human Resources Committee, which is responsible for the design and administration of the executive compensation program, annually reviews compensation levels for the Corporation's executive officers and submits recommendations to the board for approval.

   One of the Corporation's primary business objectives is to maximize long-term shareholder returns. In order to do this, it is necessary to attract, retain and motivate employees at all levels who are of the highest quality.

Accordingly, the Corporation's executive compensation program has been designed to:

1. Attract and retain high quality employees by offering competitive compensation.

2. Motivate and reward performance by tying incentive compensation to the achievement of corporate goals.

3. Link executive and shareholder interests and retain top performing executives through the use of equity based compensation.

   In arriving at its recommendations, the Committee uses third party competitive data to help determine the appropriate level of compensation. The Committee also considers the performance of the Corporation compared with the performance of other firms and the extent to which internal business objectives and strategies are being achieved. Performance measures considered include stock price, earnings per share, operating profit, cash flow and other criteria. In addition, the Committee considers economic conditions, executive retention and other related factors.

   Base salary is normally reviewed annually and adjustments, if any, are made effective in April to reflect the competitive environment.

   The annual bonus is tied to operating results and other key goals. The Corporation allows employees to defer their annual bonuses to the extent permitted for income tax purposes.

Stock options are awarded to focus the recipient on enhancing long-term shareholder value and to help retain key performers. Stock options are normally granted annually at the discretion of the board.

   Share ownership guidelines have been established to, in part, align executive and shareholder interests and to provide an incentive to achieve corporate financial targets.

   Report Presented By:

     David L. Johnston, Chairman, Human Resources Committee

     Wayne B. Lyon

     Frank M. Hennessey